Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(281) 921-6400
Release #10-06
CARBO CERAMICS INC. ANNOUNCES FIRST QUARTER 2010 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Quarterly revenues of $123.4 million were up 36 percent compared to the prior year

•	Quarterly global proppant sales volume of 370 million pounds up 46 percent versus the prior year

•	Net income of $19.0 million, or $0.82 per diluted share, for the quarter
HOUSTON (April 29, 2010) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $19.0 million, or $0.82 per diluted share, on revenues of $123.4 million for the quarter ended March 31, 2010.
President and CEO Gary Kolstad commented, “We are pleased with the record results of the first quarter and especially with the increasing economic success our clients are realizing when they use our high conductivity ceramic proppants. Ceramic proppants help wells produce more and result in higher recovery rates than lower conductivity sand-based proppants. This is becoming very apparent in the well successes our clients are seeing in the Bakken, Eagle Ford, Granite Wash and Haynesville plays. Our products are being utilized with growing frequency in resource plays producing both oil and gas, which illustrates our clients’ awareness of the benefits of Economic Conductivity®. We are also benefitting from the shift in E&P capital expenditures into oil plays.”
“As we pointed out during last quarter’s earnings conference call,” Mr. Kolstad continued, “we expected proppant sales volume to accelerate in the first quarter of 2010. We were able to meet the increased demand by drawing from our finished goods inventory to augment the output from our manufacturing facilities, which were operating at capacity. The strategy we employed last year, to maintain high levels of production during slow periods, benefitted us this quarter. Separately, we continued with the expansion of our Falcon Technologies business, including securing a contract to apply our lining technology in the down-stream business. We remain confident about the potential that this business has, not only in its existing oilfield applications, but as demonstrated recently with the value that its products and services can bring to other industry segments.”
First Quarter Results
Revenues for the first quarter of 2010 increased 36 percent, or $32.8 million, when compared to the first quarter of 2009. The Company’s worldwide proppant sales volume totaled 370 million pounds for the first quarter of 2010, which is a new quarterly record for CARBO, and represents a year-over-year increase of 46 percent. North American proppant sales volume increased 47 percent year-over-year, while international proppant sales volume increased 45 percent compared to same period last year.
Operating profit for the first quarter of 2010 increased 18 percent, or $4.3 million, compared to the first quarter of 2009. This increase is due to higher sales volume experienced during the first quarter of 2010, partially offset by a decrease in average selling price compared to the first quarter of 2009. Selling, general, administrative and other operating expenses for the first quarter of 2010 increased $2.3 million on a year-over-year basis, largely due to the inclusion of the Falcon Technologies business that was acquired in October 2009.
Net income for the first quarter of 2010 increased 16 percent, or $2.6 million, compared to the first quarter of 2009.

CARBO Ceramics 2010 First Quarter Earnings Release
April 29, 2010

Technology and Business Highlights
•	The E&P industry continues to report strong production results when employing our ceramic proppants. We saw increased usage in oil bearing reservoirs during this quarter and an awareness of its benefits when employed in reservoirs exhibiting multi phase flow characteristics.

•	In our continuing commitment to grow our business through innovative product development, we are pleased to announce that construction of a new CARBO Technology Center has commenced in Houston. The Technology Center will focus on developing and commercializing new products which address our clients’ needs in the Oil and Gas industry. Completion of the Technology Center is expected in the third quarter of this year.

•	In March 2010, Falcon Technologies signed a contract with an Illinois based down-stream operator. This contract award marks the first installation of the Falcon Liner™ outside of the upstream oil & gas segment. It demonstrates the diverse applicability of Falcon’s products and services.

•	Applied Geomechanics, Inc. (“AGI”) and the Colorado Department of Transportation are developing new rock-fall monitoring techniques and technology. AGI has designed and built custom load cells to evaluate rock netting behavior.

•	Ownership of intellectual property rights underlying our FracproPT software, the industry’s most widely used fracture design modeling software, were acquired in March. The acquisition of these rights provides our engineers and developers flexibility to upgrade and advance the capabilities of this software technology, while maintaining its proprietary nature.
Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “The near-term story for natural gas remains cautious, given the supply-demand situation. It is difficult to say with certainty what market condition the second half of 2010 will provide in natural gas, but given the price of oil, some industry experts expect activity in oil drilling to remain strong. For the next couple of quarters, we would expect our ceramic proppant sales volume to closely match our production capacity. As stated previously, we drew down our finished goods inventory in the first quarter.”
Mr. Kolstad continued, “We continue to be committed to growing CARBO for the long-term. At our Toomsboro, Georgia facility, Line 3 is expected to add 250 million pounds of ceramic production annually and will be completed before the end of 2010. Toomsboro Line 4 is expected to add another 250 million pounds of annual production by the end of 2011. This equates to nearly 40 percent growth in CARBO’s global proppant manufacturing capacity over the next 20 months to approximately 1.75 billion pounds annually. Increasing our production capacity and investing in new product development, including building a Houston Technology Center, are central to the future growth of CARBO. With our clients recognizing the benefits of Economic Conductivity®, we remain focused on meeting their needs. In addition, the focus on environmental stewardship by many E&P companies provides us confidence that the demand for our Falcon Technologies products and services should continue to grow and develop.”
As previously announced, a conference call to discuss the Company’s first quarter results is scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the teleconference, investors should dial 1-800-860-2442 about 10 minutes before the start time and reference the CARBO conference call. Canada-based callers should dial 1-866-605-3852 and international callers should dial 1-412-858-4600. The conference call can also be accessed by visiting the company’s Web site, www.carboceramics.com.
CARBO is the world’s largest supplier of ceramic proppant, the provider of the world’s most popular fracture simulation software, and a provider of fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.

CARBO Ceramics 2010 First Quarter Earnings Release
April 29, 2010

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2010 First Quarter Earnings Release
April 29, 2010

	Three Months Ended
	March 31
	2010	2009
	(In thousands except per share data)
Revenues	$123,449	$90,642
Cost of sales	80,884	54,658

Gross profit	42,565	35,984
Selling, general & administrative expenses	13,638	11,499
Start-up costs	135	—

Operating profit	28,792	24,485
Interest income, net	33	204
Foreign currency exchange gain (loss), net	36	(41)
Other (expense) income, net	(123)	175

Income before income taxes	28,738	24,823
Income taxes	9,746	8,395

Net income	$18,992	$16,428

Earnings per share:
Basic	$0.82	$0.70

Diluted	$0.82	$0.70

Average shares outstanding:
Basic	22,967	23,460

Diluted	22,977	23,514

Depreciation and amortization	$6,734	$6,191

Selected Balance Sheet Information

	March 31, 2010	December 31, 2009
	(In thousands)
Assets
Cash and cash equivalents	$79,975	$69,557
Other current assets	158,384	149,313
Property, plant and equipment, net	279,144	270,722
Intangible and other assets, net	10,669	10,104
Total assets	541,695	513,412

Liabilities and Shareholders’ Equity
Accrued income taxes	$9,572	$3,609
Other current liabilities	38,030	28,849
Deferred income taxes	23,972	23,638
Shareholders’ equity	470,121	457,316

Total liabilities and shareholders’ equity	$541,695	$513,412